Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Steel Newco Inc. of our report dated February 25, 2025 relating to the consolidated financial statements and our report dated the same date relative to the effectiveness of internal control over financial reporting appearing in the 2024 Annual Report on Form 10-K of Pinnacle Financial Partners, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Denver, Colorado
September 26, 2025